For Immediate Release

Altus Power Announces Appointment of CBRE Chief Sustainability Officer, Robert Bernard, to Board of Directors

Stamford, Conn.- March 4, 2024 – Altus Power, the largest commercial scale provider of clean, electric power, today announced the appointment of Robert Bernard, CBRE’s Chief Sustainability Officer, to its Board of Directors. Bernard assumes the board seat made available by the recent retirement of Bill Concannon, who led CBRE’s partnership with Altus Power since 2021.
“With more than two decades of experience investing in companies that drive sustainable investment and as Microsoft’s first Chief Environmental Strategist, Rob’s wealth of experience aligns well with our vision to engage large enterprise clients,” said Lars Norell, co-founder and co-CEO, Altus Power. “We offer our immense gratitude to Bill for his vision and determination to have CBRE and Altus join forces in early 2021 and his legacy leaves us well-positioned to continue serving CBRE clients.”
“Altus Power is one of CBRE’s most important partners in our mission to decarbonize commercial real estate buildings,” said Bernard. “I’m looking forward to working closely with the rest of the Board and the Altus leadership team to identify new strategic opportunities to accelerate the transformation of our industry’s sustainability efforts.”
“We are grateful to Bill for his leadership and vision as one of our original board members,” said Christine Detrick, Chairperson of Altus Power. “Rob’s appointment is endorsed by CBRE’s senior leadership and reaffirms CBRE’s commitment to our partnership.”
“Rob’s role on Altus Power’s board will help drive CBRE’s commitment to sustainability for our clients,” added Bob Sulentic, Chair & CEO of CBRE. “We continue to view our partnership with Altus Power as providing a unique solution for CBRE clients that are committed to reducing their carbon footprints.”
As Chief Sustainability Officer, Bernard drives enterprise-wide strategies that strengthen the suite of sustainability services that CBRE delivers for its clients. Prior to joining CBRE, Bernard founded and served as Managing Director of Commonwealth Equity Partners, LLC, a private equity firm focused on investments in companies that participate in the circular economy. He was also Microsoft’s first Chief Environmental Strategist, establishing a global strategic framework to transform the company’s approach to carbon, climate, energy, water and waste. Bernard has also advised companies including National Geographic, Allbirds and Watsco, Inc. He holds a BA from Columbia University and an MBA from the University of Pennsylvania’s Wharton School.

About Altus Power
Altus Power, based in Stamford, Connecticut, is the largest commercial-scale provider of clean electric power serving commercial, industrial, public sector and Community Solar customers with end-to-end solutions.  Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Media Contact
Chris Shelton
Head of Investor Relations
mediarelations@altuspower.com